UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 20, 2020

Hercules Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00702	74-3113410
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
400 Hamilton Ave., Suite 310 Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (650) 289-3060

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	HTGC	New York Stock Exchange
5.25% Notes due 2025	HCXZ	New York Stock Exchange
6.25% Notes due 2033	HCXY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 20, 2020, Hercules Capital, Inc. (the “Company”), through a special purpose wholly-owned subsidiary, Hercules Funding IV LLC (“Hercules Funding IV”), as borrower, entered into the Loan and Security Agreement (the “Union Bank Credit Facility”) with MUFG Union Bank, N.A. (“Union Bank”), as the arranger and administrative agent, and the lenders party thereto from time to time.

Under the Union Bank Credit Facility, the lenders have made commitments of $400.0 million. The Union Bank Credit Facility contains an uncommitted accordion feature, in which the Company can increase the credit line up to an incremental amount of $200.0 million, funded by existing or additional lenders and with the agreement of Union Bank and subject to other customary conditions. Borrowings under the Union Bank Credit Facility will generally bear interest at LIBOR plus 2.50%. The Union Bank Credit Facility is secured by all of the assets of Hercules Funding IV. The Union Bank Credit Facility requires payment of a non-use fee during the revolving credit availability period as follows: (i) 0.50% if less than or equal to 50% utilization; (ii) 0.375% if more than 50% utilization but less than or equal to 80% utilization; and (iii) 0.20% if more than 80% is utilized.

The Union Bank Credit Facility also includes financial and other covenants applicable to the Company and the Company’s subsidiaries, in addition to those applicable to Hercules Funding IV, including covenants relating to certain changes of control of Hercules Funding IV. Among other things, these covenants also require the Company to maintain certain financial ratios, including a minimum interest coverage ratio with respect to Hercules Funding IV and a minimum tangible net worth in an amount that is in excess of $723.0 million. The Union Bank Credit Facility provides for customary events of default, including with respect to payment defaults, breach of representations and covenants, servicer defaults, key person provisions, cross default provisions to certain other debt, lien and judgement limitations, and bankruptcy.

The Union Bank Credit facility matures on February 22, 2023, plus a 12-month amortization period, unless sooner terminated in accordance with its terms.

The foregoing description of the Union Bank Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.1.

In connection with the Union Bank Credit Facility, the Company and Hercules Funding IV also entered into a Sales and Servicing Agreement, dated as of February 20, 2020 (the “Sale Agreement”), by and among Hercules Funding IV, borrower, the Company, as originator and servicer, and Union Bank, as agent. Under the Sale Agreement, the Company agrees to (i) sell, transfer and/or contribute certain loans to Hercules Funding IV under the Union Bank Credit Facility and (ii) act as servicer for the loans sold or transferred thereunder. The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.2.

Item 1.02 Termination of a Material Definitive Agreement

In connection with entering into the Union Bank Credit Facility, on February 20, 2020, Hercules Funding IV terminated the Loan and Security Agreement (the “Prior Agreement”), by and among the Company, through Hercules Funding IV, as borrower, Union Bank, as the arranger and administrative agent, and the lenders party thereto from time to time, dated as of February 20, 2019, which provided for a $200.0 million committed accordion credit facility (the “Termination”). In connection with the Termination, Hercules Funding IV paid the required final payoff amount to Union Bank as consideration for terminating its obligations under the Prior Agreement and other ancillary agreements which were entered into in connection with the Prior Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
10.1

Loan and Security Agreement, dated February 20, 2020 by and among Hercules Funding IV LLC, as borrower, MUFG Union Bank, N.A., as the administrative agent, lender and swingline lender and the lenders part thereto from time to time.

10.2	Sale and Servicing Agreement, dated as of February 20, 2020, by and among Hercules Funding IV LLC, as borrower, Hercules Capital, Inc., as originator and servicer, and MUFG Union Bank, N.A., as agent.
99.1	Press Release dated February 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES CAPITAL, INC.

February 20, 2020	By:	/s/ Melanie Grace
Melanie Grace General Counsel and Secretary